Exhibit 99.1

HONG KONG, (PR Newswire) May 5, 2009 Tiger Renewable Energy Limited (OTCBB:TGRW.OB) announces that as of April 28, 2009, it has reached a mutual agreement with Wellington Capital Management Inc., to terminate its Working Interest Purchase and Sale Agreement in Oil and Gas Leases in the GP Project which covers the Fowlkes Station leases as per an agreement dated January 29, 2009.

Tiger and Wellington have also entered into a Termination and Discharge of the Convertible Note Agreement, and on April 30th, 2009 the parties have agreed to a Mutual Release.

Tiger and Wellington have mutually agreed to terminate the Agreements in view of the current business environment and difficulty in raising capital.

Forward-Looking Statements

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. The Company cannot provide assurances that the matters described in this press release will be successfully completed or that the Company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the Company's ability to retain key management and employees; intense competition and the Company's ability to meet demand at competitive prices; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in the Company's SEC filings. The Company undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the Company's business, please refer to the risks and uncertainties detailed from time to time in the Company's SEC filings.

Contact:
Tiger Renewable Energy Ltd.

info@tigerethanol.com

1-514-402-2538

To learn more about our company please visit our web site at

www.tigerethanol.com